Exhibit (j)

CONSENT OF INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM

We consent to the references to our firm under the captions “Financial Highlights” in the Prospectus and “Counsel and Independent Registered Public Accounting Firm” in the Statement of Additional Information in Post-Effective Amendment Number 55 to the Registration Statement (Form N-1A, No 002-83041) of Elfun Income Fund.

We also consent to the incorporation by reference of our report, dated February 28, 2018, on Elfun International Equity Fund, Elfun Trusts, Elfun Diversified Fund, Elfun Tax-Exempt Income Fund, Elfun Income Fund and Elfun Government Money Market Fund, included in their respective Annual Shareholder Reports for the year ended December 31, 2017.

/s/ Ernst & Young LLP

Boston, Massachusetts

April 25, 2018